UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of1940 and in connection with such notification of registration submits the following information:

Name:              Versus Capital Real Assets Fund LLC

Address of Principal Business Office (No.& Street, City, State, Zip Code):

5555 DTC Parkway, Suite 330

Greenwood Village, CO 80111-3180

Telephone Number (including area code):

(303) 895-3773

Name and address of agent for service of process:

William Fuhs

c/o Versus Capital Advisors LLC

5555 DTC Parkway, Suite 330

Greenwood Village, CO 80111-3180

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES  [ X ]                                              NO [    ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Greenwood Village and state of Colorado on the 18th day of October 10, 2016.

                                                                                                         VERSUS CAPITAL REAL ASSETS FUND LLC

                                                                                                         By:         /s/ William Fuhs

                                                                                                                        William Fuhs

                                                                                                                        President

Attest:     /s/   John Gordon

                       John Gordon

                       Chief Financial Officer